Exhibit 10.50

                                LICENSE AGREEMENT

      THIS AGREEMENT (the "Agreement') is entered into on this 25th day of February, 2004 by and between DOV PHARMACEUTICAL, INCORPORATED, a corporation organized and existing under the laws of the Delaware, having its registered offices at Continental Plaza, 433 Hackensack Avenue, Hackensack, New Jersey 07601, (hereinafter DOV) and WYETH HOLDINGS CORPORATION (formerly known as "American Cyanamid Company"), a corporation organized under the laws of the State of Maine, U.S.A., having its principal place of business at 5 Giralda Farms, Madison, New Jersey 07940, U.S.A., (hereinafter Wyeth).

                                   WITNESSETH:

      WHEREAS, DOV and Wyeth entered into that certain License Agreement dated May 29, 1998 (as previously amended, the "Original License Agreement") pursuant to which Wyeth granted to DOV a worldwide exclusive license for a group of four
(4) specified compounds;

      WHEREAS, on even date herewith DOV and Wyeth entered into an Amended and Restated License Agreement, which agreement amends and restates the Original License Agreement so as to remove from such agreement the rights and licenses granted to DOV and the other rights and obligations of each of the parties thereunder, in each case, which rights, licenses and obligations relate to the compound designated as CL 285,489 (also known as Indiplon);

      WHEREAS, DOV and Wyeth now desire to enter into this license agreement to provide for the grant of a worldwide, exclusive license to DOV under certain intellectual property rights of Wyeth for the development and commercialization of CL 285,489;

      WHEREAS, Wyeth possesses intellectual property rights relating to the chemical compound listed in Schedule 1 attached hereto and made a part hereof and to pharmaceutical products to be processed from the aforesaid compound.


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      WHEREAS, Wyeth designates Wyeth Pharmaceuticals, an Affiliate of Wyeth, with principal offices at 500 Arcola Road, Collegeville, Pennsylvania 19426, U.S.A., as the correspondent and contact for day-to-day business regarding the compounds that appear in Schedule 1. All correspondence and contacts shall be with Wyeth Pharmaceuticals.

      WHEREAS, DOV is interested to develop as well as manufacture, have manufactured by, use, and sell pharmaceutical products containing CL 285,489 worldwide under a license that Wyeth is willing to grant.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Article 1.0 Definitions

1.1 "Effective Date" means the date upon which this License Agreement is executed by both parties.

1.2   "Product" means the compound listed in Schedule 1.

1.3. "Marketed Product" means the pharmaceutical preparation in finished form containing Product suitable for human administration, whether alone or in combination with other active ingredients.

1.4 "Wyeth Patents" means all patents, certificates of invention, and applications covering the Product. Such Wyeth Patents are listed in Exhibit A of this License Agreement.

1.5 "Wyeth Know-How" means all information, patentable or otherwise, developed, applied, or acquired by Wyeth as of May 22, 1997 relating to the production or development of the Product that is reasonably useful or necessary to develop or manufacture Product.


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1.6   "Wyeth's Place of Payment" means 500 Arcola Road, Collegeville,
      Pennsylvania 19426.

1.7 "Affiliate" means with respect to a party, any other business entity that directly or indirectly controls, is controlled by, or is under common control with, such party. A business entity or party shall be regarded as in control of another business entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other business entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other business entity by any means whatsoever.

1.8 "Net Sales" shall mean the gross amount invoiced for the Marketed Product sold by DOV and/or its Affiliates or their sublicensees (including any further sublicensees), less:

      (i) transportation charges or allowances, if any, included in such price;

      (ii) trade, quantity or cash discounts, service allowances and broker's or agent's commissions but not salaries, commissions, bonuses or other incentive pay to in-house sales or other personnel, if any, allowed or paid;

      (iii) credits or allowances, if any, given or made on account of price adjustments, returns, bad debts, off-invoice promotional discounts, rebates, and any all Federal, state or local government rebates whether in existence now or enacted at any time during the term of this Agreement (e.g., HCFA or Medicaid rebates), rejections, recalls or destruction requested or made by an appropriate government agency; and

      (iv) any tax, excise or governmental charge upon or measured by the sale, transportation, delivery or use of the Marketed Product;

      provided that Net Sales shall in no event be less than 80% of Gross Sales.

      In the case of discounts on "bundles" of products which include the Marketed Product, DOV, its Affiliates and its sublicensees (including further sublicensees) may, with notice to Wyeth, calculate Net Sales as set forth above discounting the bona fide list price of the Marketed Product by the average percentage discount of all products of the selling party and/or its Affiliates or sublicensees in a particular "bundle", calculated as follows:


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                  Average percentage
                  discount on a                      = (1-A/B) x 100
                  particular "bundle"

      where A equals the total discounted price of a particular "bundle" of products, and B equals the sum of the undiscounted bona fide list prices of each unit of every product in such "bundle". DOV shall provide Wyeth documentation, reasonably acceptable to Wyeth, establishing such average discount with respect to each "bundle". Where the Marketed Product is also sold other than in bundled form, the average discount as calculated above shall be applied to the undiscounted list price of the Marketed Products in the "bundle". If the Marketed Product is not sold separately and no bona fide list price exists for the Marketed Product, the parties shall negotiate in good faith an imputed list price for the Marketed Product, and the average discount as calculated above with respect thereto shall be applied to such imputed list price.

1.9   "Territory" means all countries of the world.

1.10 "Scheduled Payments" means those lump sums payable at the time of the achievement of specific developmental activities during the development period through actual commercial introduction of a Product following regulatory approval.

1.11 As used in this e Agreement, the singular includes the plural and the plural includes the singular, wherever appropriate by fact or by context.


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Article 2.0 License Grant

2.1 Effective as of May 29, 1998, Wyeth hereby grants DOV an exclusive license under Wyeth Patents and Wyeth Know-How to make, have made, use, import, offer for sale and/or sell Marketed Product in the Territory.

2.2 Subject to Wyeth's right of first refusal provided for in Article 4.0, and the provisions in Article 5.0; DOV shall have the right to grant sublicenses under the License provided for in Article 2.1.

Article 3.0 Developmental Activities

3.1 While this Agreement is in effect, DOV shall use reasonable efforts to develop and commercialize the Product, either through itself or through a third party commercial partner. Such activities include negotiating the terms of a sublicense agreement with a third party.

3.2 DOV may disclose unpublished Wyeth Patents and Wyeth Know-How to a third party, bound under an obligation of confidentiality which is substantially the same as the obligation provided for in Article 7 of this License Agreement, to the extent necessary to negotiate a sublicense, and thereafter to develop and commercialize the Product.

3.3 On a quarterly basis, DOV shall provide Wyeth with a written report outlining its developmental activities during that quarter.

Article 4.0 Wyeth Right of First Refusal

4.1 Prior to its entering into a sublicense agreement with a third party with respect to Product, DOV shall present, in writing, to Wyeth the bona fide proposed terms and conditions of said sublicense agreement. Following receipt by Wyeth of said terms and conditions, Wyeth shall have sixty (60) days to notify DOV if it intends to enter into a development agreement with DOV, the terms of which would exceed those proposed by a third party by 10% relative to Scheduled Payments and royalties. So as to permit Wyeth to reach such decision, DOV shall provide to Wyeth all relevant data and information regarding Product available to DOV, simultaneously with its providing to Wyeth the terms and conditions offered by the said third party.


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4.2   Upon Wyeth's providing DOV with notification of its intent to enter into an agreement with DOV pursuant to Article 4.1, the parties will promptly negotiate said agreement embodying Wyeth's offer under Article 4.1 and this License Agreement shall terminate upon the effective date of said agreement, solely with regard to the Product(s) elected by Wyeth under
      Article 4.1 and contained in said agreement.

4.3 If Wyeth does not notify DOV of its intention to enter into an agreement with DOV pursuant to Articles 4.1 and 4.2, hereinabove, within the agreed upon period, DOV shall be free to enter into a sublicense agreement with the third party under the terms presented to Wyeth, or better.

4.4 In the event that DOV files a New Drug Application (NDA) in the USA, or a foreign equivalent thereof in Europe or Japan, but has not yet entered into a license agreement with a third party for Product, DOV shall provide Wyeth with a copy of the NDA ( or the foreign equivalent thereof as filed together with its English translation) for evaluation by Wyeth. If Wyeth shall express an interest in marketing the Product, then the parties shall enter into good faith negotiations relating to the possibility of Wyeth's obtaining marketing rights to the Product.

Article 5.0 Sublicense Agreements

5.1 If DOV grants a sublicense to a third party with regard to Product under this Agreement, such sublicense agreement shall provide for DOV to receive Scheduled Payments and royalty payments based on Net Sales of Marketed Product.


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Article 6.0 Payments

6.1 Within thirty (30) days after the Effective Date of the Original License Agreement, DOV shall pay Wyeth the fee as indicated below in this paragraph 6.1 for exercising its Option rights with regard to each Product. Such fee shall be non-refundable and non-creditable against any other payments due Wyeth pursuant to this Agreement:

      CL 285,489                             $50,000

      Wyeth acknowledges that the fee provided for in this Section 6.1 has been received.

6.2 If DOV enters into a sublicense agreement with a third party before the filing of an NDA (or the foreign equivalent thereof in Europe or Japan) for a Product, DOV shall, subject to the minimum conditions set forth in paragraph 6.4 of this Agreement, pay Wyeth during the term of this Agreement 35% of all remuneration, excluding all adequately documented future research and development payments, whether tangible or intangible, including all Scheduled Payments within 30 days of receipt by DOV from such sublicensee and one-third of all other royalties and profits, whether tangible or intangible, within 30 days of receipt by DOV derived from the final sale to the trade of Marketed Product by DOV or its sublicensee, as the case may be.

6.3 If DOV enters into a sublicense agreement with a third party after the filing of an NDA (or the foreign equivalent thereof in Europe or Japan) for a Product, DOV shall, subject to the minimum conditions set forth in paragraph 6.4 of this Agreement, pay Wyeth during the term of this Agreement 25% of all remuneration, whether tangible or intangible, including Scheduled Payments within 30 days of receipt by DOV from such sublicensee; and 25% of all other royalties and profits; whether tangible or intangible, within 30 days of receipt by DOV derived from the final sale to the trade of Marketed Product by DOV or its sublicensee, as the case may be.


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

6.4 Notwithstanding any other provision of this Agreement, Wyeth shall in no event receive Scheduled Payments and once the Product has been commercialized, royalties on sales of Marketed Product to the trade by DOV or its third-party sublicense with respect to each Product listed in
      Schedule 1, which Scheduled Payments, in the aggregate, and royalties are less than the amounts below indicated in this paragraph. For the sake of clarity, in the event the portion of the first Scheduled Payment received by DOV from a sublicensee which portion is payable by DOV to Wyeth in accordance with Section 6.2 above, is less than the amount indicated below in this paragraph, DOV shall pay to Wyeth the minimum amount set forth below at such time and that portion of such minimum amount that is in excess of the amount payable by DOV to Wyeth pursuant to Section 6.2 above as the result of DOV's receipt of such Scheduled Payment from its sublicensee, shall be credited against any further Scheduled Payments due from DOV to Wyeth under this Agreement. The Scheduled Payments due Wyeth for the Schedule 1 compound shall be paid pursuant to the 30-day period specified in paragraphs 6.2 and 6.3 if received by DOV from third parties; but in the event that DOV achieves the filing of an NDA, or its equivalent in the United States, Europe, or Japan for a Product without assistance of a third party, DOV shall remit to Wyeth the aggregate minimum Scheduled Payments set forth below no later than 30 days following the achievement of such Regulatory filing.

                       Aggregate Minimum Scheduled        Minimum Royalty due to
                    Payment for each Product due Wyeth      Wyeth on Net Sales
                    ----------------------------------    ----------------------
      CL 285,489              $2.5 Million                         2.5%

      Provided however if marketing exclusivity in any country of the Territory is lost to DOV or its sublicensee prior to the expiration of this Agreement in such country, the parties shall meet to discuss whether any modification to these terms is appropriate.


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

6.5 DOV shall keep and shall obligate its sublicensees to keep accurate and complete records of all sales of Product and Marketed Product in accordance with generally accepted accounting principles and practices. In any agreement between DOV and a third party, DOV shall obligate such third party to allow routine audits by Wyeth of such third party's records relating to the Product and Marketed Product and shall further require such third party to likewise obligate any additional third party that enters into an agreement with the third party relating to the Product and Marketed Product to allow routine audits by Wyeth of such additional third party's records relating to the Product and Marketed Product. Wyeth, no more than one time per calendar year for each of DOV or any third party so audited, may conduct, at its own expense, at reasonable times during normal business hours, through an accountant designated by Wyeth and acceptable to DOV (and its sublicensees and their sublicensees, as appropriate), an audit of the accounts contemplated above, as well as any supporting instruments and documents, and may make copies of and extracts from such records for the sole purpose of ascertaining or verifying the correctness of the amounts remitted by DOV hereunder. Such accountant shall be required by DOV or any sublicensee to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Wyeth or DOV any information other than information relating to or supporting the accuracy of the payments due from DOV hereunder (and, except to the extent necessary to support sales data using bundles, in no event information that relates to products other than the Product or Marketed Product). Each such audit shall be limited to the records and accounts pertaining to the year on which the audit is conducted and the immediately preceding 5 calendar years. Results in the form of a report of such audit shall be made available by Wyeth to DOV and to any third party that is the subject of the audit. Should such audit reveal any discrepancies between reports made by DOV or its sublicensees and the audit exceeding five percent (5%) in favor of DOV or any third party that is audited, then DOV shall pay in full the costs of such audit requested by Wyeth; otherwise, Wyeth shall bear the costs in full for the audit of the records of DOV, its Affiliates, or its sublicensees. In the event DOV, its Affiliates or sublicensees (including further sublicensees) conducts an audit of any sublicensee selling the Product and Marketed Product, DOV shall provide or shall cause such Affiliate or sublicensee to provide to Wyeth a copy of each audit report generated in connection therewith.


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6.6   Royalty payments shall be due within the shorter period of thirty (30)
      days following receipt thereof by DOV or sixty (60) days of the end of each calendar quarter on Net Sales made in that quarter and shall be paid at Wyeth's Place of Payment. Royalties shall accrue in the currency of the country in which the sale of Marketed Product is made, and if different from U. S. dollars shall be converted into such currency using the exchange rate appearing in the Wall Street Journal applicable for the last day of the calendar quarter during which the royalties accrued.

6.7 All taxes, assessments, fees. and charges, if any, levied under income tax laws or regulations with respect to payments due Wyeth hereunder shall be for the account of Wyeth and if required by law to be withheld and paid to the applicable jurisdiction, may be deducted by DOV from such payments due to Wyeth. Receipts for all such deducted taxes, assessments, fees and charges paid by DOV to the taxing authorities shall be secured by DOV and sent to Wyeth.

6.8 In case of any delay in payment by DOV to Wyeth not occasioned by force majeure, interest at the rate of one percent (1%) per month, assessed from the thirty-first day after the due date of the said payment, shall be due Wyeth without any special notice.

Article 7.0 Confidentiality

7.1 If during the performance of this Agreement, one party hereto wishes to disclose information to another that it considers confidential, and if the receiving party is willing to accept such information, then such information may not be subsequently disclosed by the receiving party to a third party, other than as provided in this Agreement, without the written permission of the disclosing party. The parties to this Agreement agree to hold in confidence all information and all knowledge, know-how, practices, process, or other information disclosed or submitted in writing or in other tangible form that is considered to be confidential for a period of five (5) years from the date of such disclosure, except:


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      (a)   information that, at the time of disclosure, is in the public domain;

      (b) information that, after disclosure, is published or otherwise becomes part of the public domain through no fault of the receiving party;

      (c) information that was in the possession of the receiving party at the time of disclosure;

      (d) information that is developed by or on behalf of the receiving party independently of any disclosure to it by the disclosing party hereunder; or

      (e) information that is provided to the receiving party by a third party with the right to so provide.

Article 8.0 Adverse Experience

8.1 DOV shall keep (and DOV shall cause its sublicensees to keep under terms and conditions equal to those set forth in this Article 8) Wyeth, during the term of this Agreement, promptly and fully informed of all pharmaceutical, toxicological and clinical findings relating to adverse experience of the Product or Marketed Product.

8.2 DOV undertakes to notify Wyeth promptly with written confirmation by immediate telecopy of any information concerning any serious adverse event as defined by C.I.O.M.S. or the F.D.A. or by the Ministry of Health & Welfare in Japan, as applicable, reasonably associated with clinical studies or attributed to the use or application of the Product and Marketed Product. In any event the above notification shall be made within two working days after DOV should first learn or be advised of all relevant information with respect to such adverse event.


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8.3   DOV shall also forward regularly (and usually every six months unless the parties agree on another period) to Wyeth any information on all other adverse effects or any difficulty associated with the clinical use, studies, investigations, tests and prescription of the Product or Marketed Product.

8.4 DOV shall provide upon request the information on patient exposure: estimated patient days of exposure.

8.5 DOV shall inform Wyeth, without delay, of any governmental action, correspondence or reports to or from governmental authorities that may affect the situation of the Product or Marketed Product and furnish Wyeth with copies of any relevant documents relating thereto.

Article 9.0 Representations and Warranties

9.1 Wyeth hereby represents and warrants that it has the right to grant DOV the license under Article 2 of this Agreement, and that, as of the effective date of the Original License Agreement, Wyeth is not aware of any lawsuit, opposition or action of any kind questioning or contesting the validity of the Wyeth Patents. Notwithstanding the foregoing, Wyeth makes no other warranties, expressed or implied, and Wyeth does not warrant, nor does it entitle any agent, officer, employee or representative of Wyeth to warrant validity, enforceability, efficacy, merchantability, fitness for a particular purpose or otherwise with respect to any Product, Marketed Product or Wyeth Patent as the case may be.

9.2 DOV is fully cognizant of Good Laboratory Practices ("GLP") and Good Manufacturing Practices ("GMP") and shall manufacture or have manufactured Product and Marketed Product in a manner that fully complies with GLP and GMP.

Article 10.0 Indemnification, Liability and Insurance

10.1 DOV shall at all times during the term of this Agreement, and thereafter, indemnify, defend and hold Wyeth and all its Affiliates and their respective directors, officers, partners, employees, servants and agents harmless from and against any and all claims and expenses, including without limitation legal expenses, court costs, and reasonable attorney's fees, arising out of or relating to the death of or actual or alleged injury to any person or damage to any third party's property, and from and against any other claim, proceeding, demand, expense, cost and liability of any kind whatsoever (collectively "liabilities") resulting from, arising out of or related to Product or Marketed Product.


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10.2  DOV shall take all necessary steps, at its own costs, and shall so obligate its sublicensee to properly maintain insurance policies to cover all liabilities to any third party that might be incurred, directly or indirectly as a result of its participation in the performance of this Agreement.

10.3 DOV shall maintain (and shall cause its sublicensee to maintain) product liability insurance that may include funded self-insurance reserves with respect to the development, manufacture and sale of the Product and Marketed Product in such amount as customary in the industry. DOV (and its sublicensee) shall maintain such insurance for so long as it continues to develop, manufacture or sell any Product and Marketed Product and thereafter for so long as required to cover such manufacture or sales.

      DOV (and its sublicensee) shall name Wyeth as an additional insured on its insurance policy. Upon execution of the Original License Agreement DOV has supplied and during the term of this Agreement, upon Wyeth's request, DOV shall supply Wyeth with evidence of such coverage, and undertakes to communicate to Wyeth during the term of this Agreement any modifications to such coverages.

Article 11.0 Use of Names/ Trademarks/Publicity

11.1 Neither party shall use the name of the other party in any advertising or other form of publicity without the written permission of the other.

11.2 By virtue of this License Agreement, DOV shall not acquire any right to use trademarks, tradedress or other indicia of origin belonging to Wyeth, or any of its Affiliates.


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11.3  The timing and content of any press release or other public communications relating to this Agreement and the transactions contemplated herein shall, except as otherwise required by law, be determined jointly by Wyeth and DOV.

Article 12.0 Patent Infringements

12.1 Wyeth shall be responsible for the filing, prosecution and maintenance of the Wyeth Patents. Wyeth shall not allow any issued Patent included within the Wyeth Patents and listed or Exhibit A attached hereto to lapse (by reason of failure to pay maintenance fees or annuities or to take any other action necessary to maintain such patent in full force and effect) or admit the invalidity thereof prior to the mutual expiration date thereof without DOV"s prior consent.

12.2 In case any actions, claims, demands, suits or other legal proceedings are brought or threatened to be brought against DOV by a third party for infringement of such third party's patent(s) relating to Product per se, by virtue of DOV's manufacture, use, sale or offer for sale of the Product or Marketed Product hereunder, DOV shall notify Wyeth forthwith of the threat or existence of such actions with sufficient evidence thereof to enable the parties to prepare an appropriate defense. strategy. The parties shall consult together as to the action to be taken and as to how the defense will be handled. DOV shall be responsible for all defense costs.

      DOV undertakes not to make any admission of liability to a claimant or plaintiff or his or her legal representative or insurer and not to sign any agreement in respect of such proceedings without Wyeth's previous written consent not to be unreasonably withheld.

      When DOV, because of the settlement with Wyeth's consent of the claimed infringement, or a final unappealable or non-appealed judgment of a court of competent jurisdiction, is required to make payments to one or more third parties to obtain a license without which the marketing of the Marketed Product could not be made in a given country, DOV may deduct such payments from the royalty payments due to Wyeth hereunder, provided however that in no event shall the royalty rate be reduced by more than fifty percent (50%) of that which would otherwise be due Wyeth.


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12.3  DOV shall promptly inform Wyeth of any suspected infringement of any of
      Wyeth Patents by a third party and provide Wyeth with any available evidence of such suspected infringement.

      Wyeth shall have the right but not the obligation to institute any claim, suit or proceeding against an infringer or a presumed infringer to protect and defend Wyeth Patents. Wyeth shall control the prosecution of any such suit or claim, including without limitation the choice of counsel and shall settle or dispose of any such suit or claim. DOV shall provide Wyeth with all reasonable assistance (other than financial) required to institute and maintain such proceedings. In the event Wyeth so elects, Wyeth shall bear the entire costs of such prosecution and shall be entitled to retain, after deducting the costs and expenses borne by Wyeth in prosecuting the claim of infringement, ninety percent (90%) of the amount of any recovery, court award or settlement.

      DOV shall not institute any negotiations or legal proceedings with respect to any such infringement without prior written consent of Wyeth, but shall have the right to institute infringement proceedings against a third party in the event that Wyeth elects not to do so. In such event, DOV shall bear the entire costs and expenses of such proceedings. Wyeth shall provide DOV with all reasonable assistance (other than financial) required to institute and maintain such proceedings. In such event, DOV shall be entitled to retain ninety percent (90%) of the proceeds of any such recovery, after first deducting the costs and expenses borne by DOV in initiating and maintaining such infringement action and shall pay the remainder to Wyeth.


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Article 13.0 Duration and Termination

13.1 This Agreement shall be binding on the parties as of the day of its execution but shall have no force or effect until either the parties determine that notification under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. 18a, and the regulations promulgated thereunder, 16 C.F.R. 801.1 et seq., is not required or if the parties determine that such notification is required, the waiting period shall have expired or been terminated. If a notification filing is required, the parties shall, at their own expense, prepare and make all appropriate filings. The parties shall cooperate in the antitrust clearance process and hereby agree to furnish promptly to the FTC and the Antitrust Division of the Department of Justice such additional information reasonably requested by them in connection with such filings. In the event that the waiting period has not expired or been terminated within six (6) months after the date of signature of this agreement by both parties, the parties shall revert to their status before signing and this agreement shall be of no force and effect, except for Articles 7, 10, and 11 which shall survive pursuant to their terms. Thereafter, the Agreement shall continue in full force and effect in each country of the Territory until the later of expiration of the Wyeth Patents in such country or a period of ten (10) years following the launch of such Marketed Product by DOV or its sublicensee(s) in each country of the Territory.

13.2 Upon expiration of this Agreement with respect to each country of the Territory, DOV shall be deemed to have a fully-paid, royalty-free license with the right to make or have made, use or sell Product and Marketed Product as well as to freely utilize all data generated hereunder or received from Wyeth by DOV without DOV's having further obligation to Wyeth, except for maintaining confidentiality as required by Article 7.1 of this Agreement.

13.3 DOV shall be free to terminate this entire Agreement and surrender and return to Wyeth all rights acquired by DOV hereunder in its own discretion at any time upon 90 days' prior written notice at which time all license rights granted hereunder shall come to an end.


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

13.4 In the event that a party hereto shall be presumed by the other to have breached any material condition herein contained, the complaining party shall be required to provide a formal written notice of such presumed breach, requesting rectification within a sixty-day period from the date of receipt of such notice. The party presumed to be in breach of this Agreement shall either submit a commercially reasonable plan for rectification within 45 days of receipt of notice (if the breach cannot be rectified within the sixty-day period), or take appropriate steps to remedy the breach if capable of remedy within such period. If within the said sixty-day period neither the aforesaid plan has been submitted, nor the breach cured, the party alleging breach shall then be entitled to terminate this Agreement, thereby surrendering all rights granted hereunder, by written notice to the other party, such termination having immediate effect.

13.5 This Agreement may be terminated at once by Wyeth giving notice to DOV if DOV is insolvent or has committed an act of bankruptcy or an order is made or resolution passed for the winding up of either party.

13.6 In the event this Agreement is terminated prior to its full term pursuant to paragraph 13.3 by DOV or pursuant to paragraphs 13.4 or 13.5 by Wyeth, DOV shall within thirty (30) days of such event transfer to Wyeth all information, data and know-how of any kind relating to the Product and shall authorize the transfer of all governmental approvals for the Product to Wyeth, in addition to DOV's right derived from all license agreements between DOV and its third party partners relative to Product and Marketed Product.

Article 14.0 Reports and Notices

14.1 Upon Wyeth's request, DOV shall provide Wyeth an annual report summarizing the stage of development relating to the Product. Such report shall be provided within thirty (30) days of each anniversary of the signing of this Agreement.


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

14.2 DOV shall notify Wyeth in writing within fifteen (15) days after achieving an event that would require that a Scheduled Payment be paid by a third party to DOV, or by DOV to Wyeth, with respect to the Product.

14.3 Not later than sixty (60) days following the end of each quarter, DOV shall provide Wyeth with a report summarizing the Net Sales of Marketed Product in each country in the Territory made by DOV or a third party sublicensee of DOV. Such reporting shall begin following the first sale of Marketed Product in the Territory.

14.4 Any notices or reports required or permitted to be given under this Agreement shall be sent by certified or registered mail, or by an equivalent service that provides verification of delivery, return receipt requested to the respective party at the address stated below or such address as to which the parties are subsequently appropriately notified:

      If to Wyeth:      Wyeth
                        500 Arcola Road
                        Collegeville, PA 19426
                        Attn: Senior Vice President, Global Business Development

      If to DOV:        DOV Pharmaceutical, Inc.
                        Continental Plaza
                        433 Hackensack Avenue
                        Hackensack, NJ  07601
                        Attn: President

Article 15.0 Assignment

15.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors to substantially the entire business and assets of the respective parties hereto. Notwithstanding the foregoing, any party may void this Agreement if the Agreement is assigned for the benefit of a creditor. This Agreement shall not be assignable by either party, except to an Affiliate, without the prior written consent of the other party; any other attempted assignment is void.


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

Article 16.0 Applicable Law

16.1 This Agreement shall be governed by and construed according to the laws of the State of New York, USA.

Article 17.0 Force Majeure

17.1 None of the parties shall be responsible for failure or delay in the performance of any of its obligations hereunder due to Force Majeure. Force Majeure shall mean any circumstance that, due to an event or a legal position beyond the party's reasonable control, renders impossible the fulfillment of any of the party's obligations hereunder, such as, but not limited to, acts of God, acts, regulations, or laws of any government, war, civil commotion, destruction of facilities or materials by fires, earthquakes, or storms, labor disturbances, shortages of public utilities, common carriers, or raw materials, or any other cause, or causes of similar effects, except, however, any economic occurrence. During any such case of Force Majeure, this Agreement shall not be terminated, but only suspended and the party so affected shall continue to perform its obligations as soon as such case of Force Majeure is removed or alleviated.

Article 18.0 Miscellaneous

18.1 This Agreement and the Schedules hereto constitute the full understanding and entire agreement between the parties and supersedes and replaces any and all prior oral or written understandings and agreements with respect to the subject matter hereof including, without limitation, the Original License Agreement. Notwithstanding the foregoing, this Agreement shall not be deemed to have modified (i) the Consent and Agreement entered into by Wyeth, DOV and DOV's sublicensee, Neurocrine Bioscience's Inc. ("Neurocrine"), on December 13, 2002, (ii) the Consent Agreement and Amendment entered into by Wyeth, DOV and Neurocrine on February __, 2004, or (iii) the Sublicense and Development Agreement entered into by DOV and Neurocrine June 30, 1998, each of which shall remain in full force and effect in accordance with the terms and conditions thereof as amended from time to time. This Agreement shall not be effective until duly signed by officers of both Wyeth and DOV. No terms, conditions, understandings or Agreements purporting to modify, amend or vary this Agreement shall be binding unless made in writing and signed by the parties hereto. It is mutually agreed that no party has relied upon any representations or statements of any third party except as stated herein.

18.2 The invalidity or unenforceability of an Article or any part of an Article of this Agreement in any jurisdiction shall not cause the invalidity of the whole Agreement as to such jurisdiction, and shall not affect the validity or enforceability of such Article or such part of an Article in any other jurisdiction. The parties shall replace any Article or part of an Article found invalid or unenforceable by alternative provisions which shall be as similar as possible in their conditions with regard to their spirit and commercial effect. If this Agreement in any jurisdiction is found to be invalid or unenforceable, the parties shall replace it by an alternative Agreement which shall be as similar as possible in its conditions with regard to its spirit and commercial effect.

18.3 The failure of either party on any occasion to require the performance by the other of any provision hereof shall in no manner affect the right of such party to enforce the same on a subsequent occasion. The waiver by either party of any breach of any provision hereof shall at no time be construed to be a waiver of any succeeding breach of that or any other provision or a waiver of the provision itself.

18.4 This Agreement shall not constitute either party as the joint venturer, legal representative or agent of the other party for any purpose whatsoever. Neither party shall have any right or authority to assume or create any obligation or responsibility for or on behalf of the other party or to otherwise bind the other party.

18.5 The parties recognize that this is a master Agreement covering a number of countries. If for any country in the Territory it becomes necessary to execute a separate instrument for such country in order to satisfy local regulatory requirements, the parties agree to execute such further instrument; that shall to the extent permitted by the laws of the country conform to the terms and conditions of this Agreement.

18.6 This Agreement and the Schedules and Exhibits hereto are originally prepared and signed in the English language. If any translation into any other language is legally required for purposes of governmental filings, the parties shall arrange for such translation, and the costs thereof shall be borne by the party legally required to make such filing. In the event of any question or dispute as to the meaning or interpretation of any term, condition or provision of this Agreement, or any Schedule or Exhibit hereto, the English language version shall in all events govern for all purposes whatsoever.

18.7 Termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (i) obligations, including the payment of any Scheduled Payments or royalties that have accrued as of the date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement.

18.8 This Agreement is executed simultaneously in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

WYETH HOLDINGS CORPORATION              DOV PHARMACEUTICAL, INC.

NAME: /s/ Robert A. Dougan              NAME: /s/ Robert Horton
      -----------------------------          -----------------------------------
TITLE: Senior Vice President            TITLE: Vice President and
DATE: February 25, 2004                         General Counsel
                                        DATE:  February 25, 2004

                                   SCHEDULE 1
                                    PRODUCTS

                                   CL 285,489

                                    EXHIBIT A
                                  Wyeth Patents

CL 285,489
- ----------

United States

U.S. 6,399,621             expires 8/9/2020

U.S. 4,900,836             expires 2/13/2007

U.S. 4,521,422             expires 6/23/2003


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